                                                                Exhibit(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED SERIES B JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE
                                    RIGHTS)
                                       OF

                          EXIGENT INTERNATIONAL, INC.
                                       AT
                              $3.55 NET PER SHARE
                                       BY

                              MANATEE MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               HARRIS CORPORATION
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 15, 2001,
                         UNLESS THE OFFER IS EXTENDED.

     THIS TENDER OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF APRIL 2, 2001, BY AND AMONG HARRIS CORPORATION, A DELAWARE CORPORATION ("HARRIS"), MANATEE MERGER CORP., A DELAWARE CORPORATION (THE "OFFEROR"), AND EXIGENT INTERNATIONAL, INC., A DELAWARE CORPORATION (THE "COMPANY").

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE TERMS OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE, INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF THE COMPANY'S SERIES B JUNIOR PARTICIPATING PREFERRED STOCK AUTHORIZED UNDER THE RIGHTS AGREEMENT, DATED AS OF OCTOBER 27, 1998, BY AND BETWEEN THE COMPANY AND RELIANCE TRUST COMPANY, AS AMENDED (COLLECTIVELY, THE "SHARES"), (2) APPROVED AND ADOPTED THE MERGER AGREEMENT, THE VOTING AND TENDER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE TERMS OF THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES CONSTITUTING AT LEAST FIFTY-ONE PERCENT (51%) OF THE "VOTING SHARES" (DEFINED AS THE THEN OUTSTANDING SHARES, TOGETHER WITH (A) ALL OF THE COMPANY'S THEN OUTSTANDING SHARES OF CLASS A PREFERRED STOCK, PAR VALUE $.01 PER SHARE, AND (B) ALL OF THE SHARES ISSUABLE UNDER OPTIONS (AS DEFINED IN SECTION 13 OF THIS OFFER TO PURCHASE) THAT ARE OR MAY BECOME EXERCISABLE BETWEEN THE DATE ON WHICH THE OFFEROR FIRST PAYS FOR SHARES VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER (THE "TENDER OFFER ACCEPTANCE DATE") AND THE EFFECTIVE TIME OF THE MERGER OR UNDER ANY OTHER OPTION, WARRANT, CONVERTIBLE SECURITY OR RIGHT OR OTHER COM-MITMENT OR ARRANGEMENT IN EFFECT ON THE TENDER OFFER ACCEPTANCE DATE), AND (2) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THIS OFFER TO PURCHASE.

     A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (ii) THROUGH
(vi). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender Shares should either:

          (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to Mellon Investor Services, L.L.C., which is acting as the Depositary (the "Depositary"),

          (ii) follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, or

          (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase. Please note that a tender of your Shares also will constitute a tender of the associated Series B Junior Participating Preferred Stock Purchase Rights.

     Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to Georgeson Shareholder Communications Inc., which is acting as the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase.

                     The Dealer Manager for the Offer is:

                            GEORGESON SHAREHOLDER
                            SECURITIES CORPORATION

April 17, 2001

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................     ii
INTRODUCTION................................................      1
THE TENDER OFFER............................................      4
 1. Terms of the Offer......................................      4
 2. Acceptance for Payment and Payment for Shares...........      6
 3. Procedure for Tendering Shares..........................      7
 4. Withdrawal Rights.......................................     10
 5. Certain United States Federal Income Tax Consequences...     10
 6. Price Range of Shares; Dividends........................     12
 7. Certain Effects of the Transaction......................     12
 8. Certain Information Concerning the Company..............     14
 9. Certain Information Concerning the Offeror and Harris...     17
10. Source and Amount of Funds..............................     18
11. Background of the Offer; Past Contacts, Transactions,
    Negotiations and Agreements with the Company............     18
12. Purpose of the Offer and the Merger; Plans for the
    Company; Appraisal Rights...............................     19
13. The Merger Agreement and Certain Other Agreements.......     21
14. Dividends and Distributions.............................     30
15. Certain Conditions to the Offeror's Obligations.........     30
16. Certain Legal Matters...................................     31
17. Fees and Expenses.......................................     33
18. Miscellaneous...........................................     33
ANNEX I: Certain Information Concerning the Directors and
         Executive Officers of Harris and the Offeror.......    A-1

                               SUMMARY TERM SHEET

     Manatee Merger Corp. is offering to purchase any and all of the outstanding shares of common stock (including the associated Series B Junior Participating Preferred Stock Purchase Rights) of Exigent International, Inc. for $3.55 net per share in cash, without interest. The following are some of the questions that you, as a stockholder of Exigent International, Inc., may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Manatee Merger Corp. We are a Delaware corporation and have carried on no business other than in connection with the merger agreement. We are a wholly owned subsidiary of Harris Corporation, a Delaware corporation. See the "Introduction" and Section 9 of this Offer to Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to purchase all of the outstanding shares of common stock (including the associated Series B Junior Participating Preferred Stock Purchase Rights) of Exigent International, Inc. All references in this Offer to Purchase to "rights" shall include all benefits that rights holders may have under Exigent International, Inc.'s Rights Agreement and, unless the context otherwise requires, all references to shares in this Offer to Purchase shall include the rights associated therewith. The rights are not evidenced by separate rights certificates and a holder of shares is not required to complete any additional documentation or action in respect of the tender of any rights to which such stockholder may be entitled. See the "Introduction" and Section 1 of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $3.55 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Harris Corporation will provide us with sufficient funds from its own resources to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10 of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not believe our financial condition is relevant to your decision whether to tender your shares in the offer because the form of payment consists solely of cash, which will be paid from cash made available to us by Harris. In addition, the offer applies to all outstanding shares and upon completion of the offer, we will acquire in the merger all shares that are not tendered in the offer for the same price paid pursuant to the terms of the offer. The offer is not subject to any financing condition. See Section 10 of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until at least 12:00 midnight, New York City time, on Tuesday, May 15, 2001, to tender your shares in the offer, unless we extend the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1,
Section 2 and Section 3 of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer to buy your shares under certain circumstances. We agreed in the merger agreement that we may extend (and re-extend) the offer without Exigent International, Inc.'s consent in the following circumstances:

     - on one or more occasions (all such occasions aggregating not more than twenty (20) business days) beyond the latest expiration date that would otherwise be permitted, if, on the expiration date, any of the conditions to the offer have not been satisfied or waived; and

     - for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or as required by applicable law. See Section 15 of this Offer to Purchase.

     We also may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We currently do not intend to provide a subsequent offering period, although we reserve the right to do so. See Section 1 of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Mellon Investor Services, L.L.C. (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer otherwise was scheduled to expire. See Section 1 of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares that are validly tendered, unless the number of shares of common stock validly tendered and not properly withdrawn before the expiration date of the offer represents at least fifty-one percent (51%) of the total of the:

     - then outstanding shares of common stock of Exigent International, Inc.; plus

     - then outstanding shares of preferred stock of Exigent International, Inc.; plus

     - number of shares for which stock options are exercisable between the date that we first pay for shares and the date that the merger is completed.

     We refer to this condition as the "minimum condition." Certain stock options that are exercisable before the date that we first pay for shares are not exercisable after that date. If none of those stock options are exercised before the date that we first pay for shares, the number of shares necessary to satisfy the minimum condition represents approximately fifty-seven percent (57%) of the presently outstanding shares. If any of those stock options are exercised prior to the date that we first pay for shares, the number of shares necessary to satisfy the minimum condition will increase.

     In addition:

     - we are not obligated to purchase shares that are validly tendered if there is a material adverse change in Exigent International, Inc. or its business or if certain events occur that have a material adverse effect on the offer.

     - we are not obligated to purchase shares that are validly tendered if Exigent International, Inc. fails to perform or comply in any material respect with its obligations under the merger agreement.

     - the offer also is subject to a number of other conditions. We can waive any of the conditions to the offer without the consent of Exigent International, Inc., except that we cannot waive or decrease the minimum condition (i.e., the requirement to purchase fifty-one percent (51%)) without the consent of Exigent International, Inc. See Section 15 of this Offer to Purchase.

     Our offer is not conditioned upon any financing arrangement.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to Mellon Investor Services, L.L.C., which is the depositary for the offer, prior to the time that the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get some extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three
(3) Nasdaq SmallCap Market trading days after the date of the execution of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three (3) trading day period. See Section 3 of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares previously tendered at any time until the offer has expired and, if we have not agreed by June 16, 2001, to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to shares tendered during any subsequent offering period discussed in Section 1 of this Offer to Purchase unless such shares are not immediately accepted for payment. See
Section 4 of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 of this Offer to Purchase.

WHAT DOES EXIGENT INTERNATIONAL, INC.'S BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to the merger agreement, which has been unanimously approved by Exigent International, Inc.'s Board of Directors. Exigent International, Inc.'s Board of Directors by unanimous vote (1) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of Exigent International, Inc.'s stockholders, (2) approved and adopted the merger agreement and the transactions contemplated thereby, and (3) recommends that its stockholders accept the offer, approve the merger agreement and the transactions contemplated thereby, and tender their shares pursuant to the offer; provided, however, that such recommendation may be withdrawn or modified to the extent that Exigent International, Inc.'s Board of Directors determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties to Exigent International, Inc.'s stockholders under applicable law. See the "Introduction" of this Offer to Purchase.

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

     Yes. We entered into a Voting and Tender Agreement with Bernard R. Smedley (the Chairman of the Board and the Chief Executive Officer, and current owner of approximately two and three-tenths percent (2.3%) of the outstanding Shares, of Exigent International, Inc.), pursuant to which he has agreed to tender all of his shares in the offer. Mr. Smedley will receive the same per share consideration as you will receive for each share of Exigent International, Inc. he tenders in the offer. Mr. Smedley also agreed that, in the event of any vote of Exigent International, Inc.'s stockholders occurring while the Voting and Tender Agreement is in effect, he will vote his shares in favor of the merger agreement and the transactions contemplated thereby and against certain competing transactions.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF EXIGENT INTERNATIONAL, INC.'S SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for a majority of the outstanding shares of Exigent International, Inc., we will be merged with and into Exigent International, Inc. At the time of the merger, all remaining stockholders of Exigent International, Inc. (other than Harris and stockholders properly exercising appraisal rights) will have their shares converted into the right to receive $3.55 net per share in cash. See the "Introduction" and Section 13 of this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL EXIGENT INTERNATIONAL, INC. CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the tender offer we expect to consummate the merger, and following the merger Exigent International, Inc. no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Exigent International, Inc.'s common stock will no longer be eligible to be traded on the Nasdaq SmallCap Market, The Chicago Stock Exchange or any other securities exchange. As a result, there may not be an active public trading market, or possibly, any public trading market, for Exigent International, Inc.'s common stock, and Exigent International, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     At the time of the merger described above, stockholders not tendering in the offer will have their shares converted into the right to receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to appraisal rights properly exercised under Delaware law. Therefore, if we accept shares tendered in the offer, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have appraisal rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of Exigent International, Inc. and the number of shares of Exigent International, Inc. that are still in the hands of the public may be so small that there no longer will be an active public trading market, or, possibly, there may not be any public trading market, for Exigent International, Inc.'s common stock. Also, as described above, Exigent International, Inc. may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction," Section 7 and
Section 13 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 2, 2001, the last completed trading day before we announced the tender offer, the closing price of Exigent International, Inc.'s common stock reported by Nasdaq was $1.9375 per share. On April 12, 2001, the closing price of Exigent International, Inc.'s common stock reported by Nasdaq was $3.47 per share. We encourage you to obtain a recent quotation for shares of Exigent International, Inc.'s common stock in deciding whether to tender your shares. See Section 6 of this Offer to Purchase.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY
SHARES?

     The receipt of cash by you in exchange for your shares pursuant to the offer or the subsequent proposed merger is a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable foreign, state or local tax laws. In general, assuming you hold your shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for the shares you tender and your adjusted tax basis in those shares. You should consult your tax advisor about the particular tax consequences of tendering your shares. See
Section 5 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free) or Georgeson Shareholder Securities Corporation at (800) 223-2064 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent and Georgeson Shareholder Securities Corporation is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the holders of Common Stock
of Exigent International, Inc.:

                                  INTRODUCTION

     Manatee Merger Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Harris Corporation, a Delaware corporation ("Harris"), hereby offers to purchase any and all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Exigent International, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase shares of the Company's Series B Junior Participating Preferred Stock (the "Rights") authorized under the Rights Agreement, dated as of October 27, 1998, by and between the Company and Reliance Trust Company, as amended (the "Rights Agreement") (the "Shares"), at a purchase price of $3.55 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares shall include the Rights. The Rights are not evidenced by separate rights certificates and no additional action or documentation is required for a holder of Shares to tender Rights to which such holder may be entitled.

     Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 in the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such institution as to whether they will be charged any service fees. Anything in the first sentence of this paragraph to the contrary notwithstanding, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of thirty-one percent (31%) of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3 of this Offer to Purchase. The Offeror will pay all charges and expenses of Georgeson Shareholder Securities Corporation, which is acting as the Dealer Manager ("Dealer Manager"), Mellon Investor Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc. which is acting as the Information Agent (the "Information Agent") in connection with the Offer. See Section 17 of this Offer to Purchase.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 2, 2001, by and among the Offeror, Harris and the Company (the "Merger Agreement"). The Merger Agreement provides that, among other things, after the purchase of the Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of the Offeror will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Harris. At the effective time of the Merger (the "Effective Time"), each Share and each share of the Company's Class A Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), that is issued and outstanding will be converted into the right to receive from the Surviving Corporation the Offer Price (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon, except for (i) Shares owned by the Company, any wholly owned subsidiary of the Company, the Offeror, Harris or any wholly owned subsidiary of Harris, and (ii) Shares held by stockholders who properly exercise their appraisal rights under the DGCL. See Section 12 of this Offer to Purchase.

     In connection with the Merger Agreement, the Offeror and Harris entered into a Voting and Tender Agreement, dated as of April 2, 2001 (the "Voting and Tender Agreement"), with Bernard R. Smedley, the Chairman of the Board of Directors and the Chief Executive Officer of the Company (the "Tendering Stockholder"), pursuant to which the Tendering Stockholder agreed to tender 139,100 Shares (the

"Committed Shares") owned by the Tendering Stockholder, and any other Shares that the Tendering Stockholder may acquire upon the exercise of options to purchase Shares held by the Tendering Stockholder. Pursuant to the Voting and Tender Agreement, the Tendering Stockholder also agreed that, among other things, until the Voting and Tender Agreement Termination Date (as defined herein), the Tendering Stockholder will not transfer the Committed Shares and will vote the Committed Shares, if any, in favor of the Merger and against certain competing transactions. The Committed Shares represent approximately two and three-tenths percent (2.3%) of the Shares that, as of April 2, 2001, were issued and outstanding.

     The Merger Agreement and the Voting and Tender Agreement are more fully described in Section 13 of this Offer to Purchase.

     See Section 5 of this Offer to Purchase for a description of certain United States federal income tax consequences of the Offer and the Merger.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE TERMS OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, (2) APPROVED AND ADOPTED THE MERGER AGREEMENT, THE VOTING AND TENDER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE TERMS OF THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Company's Board of Directors has received a written opinion, dated April 2, 2001, of CIBC World Markets Corp. ("CIBC World Markets"), the Company's financial advisor, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $3.55 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Harris and its affiliates) was fair, from a financial point of view, to such holders. A copy of the written opinion of CIBC World Markets, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Annex B to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the United States Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which is being furnished to stockholders concurrently with this Offer to Purchase. Holders of Shares are encouraged to read the full text of such opinion carefully.

     The Merger Agreement provides that, promptly after the Offeror acquires the Shares pursuant to the Offer, the Offeror will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company's Board of Directors, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of the Company's directors designated by the Offeror equal to the percentage that the aggregate number of Shares beneficially owned by the Offeror or any of its affiliates bears to the total number of Shares then outstanding. The Company has agreed to take promptly all actions necessary to cause the Offeror's designees to be so elected, including increasing the size of the Company's Board of Directors and/or obtaining the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares constituting at least fifty-one percent (51%) of the Voting Shares (the "Minimum Condition"), and (ii) the satisfaction of certain other terms and conditions. See Section 15 of this Offer to Purchase. For purposes of this Offer to Purchase, "Voting Shares" means the then outstanding Shares, together with
(a) all of the Company's then outstanding shares of Class A Preferred Stock, and
(b) all of the Shares issuable under Options (as defined in Section 13 of this Offer to Purchase) that are or may become exercisable between the date on which the Offeror first pays for Shares validly tendered and not withdrawn pursuant to the Offer (the "Tender Offer Acceptance Date") and the Effective Time (as defined below) or under any other option, warrant, convertible security or right or other commitment or arrangement in effect on the Tender Offer Acceptance Date.

     The Company has publicly reported that, as of April 2, 2001, there were 6,044,401 Shares and 15,132 shares of Class A Preferred Stock issued and outstanding and that there were Options to acquire 2,621,797 Shares. Under their respective terms, at least 1,965,528 of the Options will cease to be exercisable on the Tender Offer Acceptance Date. Accordingly, assuming that none of the Options are exercised prior to the Tender Offer Acceptance Date, it is anticipated that there will be 6,715,802 Voting Shares (an aggregate of 6,059,533 Shares and shares of Class A Preferred Stock and 656,269 Shares issuable under Options) on the Tender Offer Acceptance Date. In that event, the Minimum Condition would be satisfied if at least 3,425,059 Shares, or approximately fifty-seven percent (57%) of the outstanding Shares as of April 2, 2001, are validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase). In the event that, prior to the Tender Offer Acceptance Date any Options are exercised, the number of Shares that would constitute the Minimum Condition will be adjusted so that, after such issuance, the Minimum Condition equals at least fifty-one percent (51%) of the then issued and outstanding Voting Shares. See Section 13 of this Offer to Purchase for a discussion of (i) the treatment of Options as a result of the Merger, and (ii) the amount of money that members of the Company's Board of Directors will receive in respect of their Options.

     If the Minimum Condition or any other condition to the Offer has not been satisfied by 12:00 midnight, New York City time, on May 15, 2001 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) withdraw the Offer or allow it to expire and not accept for payment any Shares and return all tendered Shares to tendering holders of Shares, (ii) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended. The Offeror reserves the right, in its sole discretion, to terminate the Offer, at any time prior to accepting Shares for payment pursuant to the Offer, if any of the conditions set forth in Section 15 of this Offer to Purchase have not been satisfied, or waive such condition (in the case of the Minimum Condition, with the consent of the Company) and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Offeror will own a sufficient number of Shares to ensure that the Merger will be approved. Under the DGCL, if, after consummation of the Offer, the Offeror and/or Harris own at least ninety percent (90%) of the Shares then outstanding and ninety percent (90%) of the shares of Class A Preferred Stock then outstanding, then the Offeror will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, the Offeror and/or Harris own, directly or indirectly, more than fifty percent (50%) but less than ninety percent (90%) of the then outstanding Shares and shares of Class A Preferred Stock as a result of the Offer or otherwise, the DGCL provides that the Merger may not be consummated unless holders of at least a majority of the then outstanding shares of the Company's capital stock affirmatively vote in favor of the Merger. In the event that the Offer is consummated but the Offeror does not acquire at least ninety percent (90%) of the then outstanding Shares and shares of Class A Preferred Stock as of any scheduled Expiration Date (as defined in Section 1 of this Offer to Purchase) as a result of the Offer or otherwise, the Company is required to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of considering and taking action on the Merger Agreement and the Transactions. Under those circumstances, a significantly longer period of time will be required to effect the Merger.

     The information contained in this Offer to Purchase concerning or attributed to the Company and its officers and directors has been supplied by the Company, and all other information contained in this Offer to Purchase has been supplied by the Offeror and Harris. Although neither the Company nor the Offeror or Harris has any knowledge that would indicate that any statement contained in this Offer to Purchase based on the information provided by the other is untrue, neither the Company nor the Offeror or Harris takes any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but that are unknown to the Company or the Offeror and Harris, respectively.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and purchase all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, May 15, 2001, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION AND CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15 OF THIS OFFER TO PURCHASE (COLLECTIVELY, THE "OFFER CONDITIONS"). IN ADDITION, THE OFFEROR RESERVES THE RIGHT (BUT IS NOT OBLIGATED), IN ACCORDANCE WITH APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, AND SUBJECT TO THE LIMITATIONS SET FORTH IN THE MERGER AGREEMENT, TO WAIVE ANY OF THE OFFER CONDITIONS. THE MINIMUM CONDITION, HOWEVER, CAN BE WAIVED ONLY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. In other words, the Offeror is not required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend, subject to certain limitations set forth in the Merger Agreement, the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) and not accept for payment any Shares, if the Offer Conditions are not satisfied or waived by the Offeror. Accordingly, if the Offer Conditions have not been satisfied by 12:00 midnight, New York City time, on May 15, 2001 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) withdraw the Offer or allow it to expire and not accept for payment any Shares and return all tendered Shares to tendering holders of Shares, (ii) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, or (iii) waive such condition (in the case of the Minimum Condition, only with the consent of the Company) and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     The Merger Agreement provides that the Offeror will not amend or waive the Minimum Condition without the consent of the Company, decrease the Offer Price or the number of Shares sought, impose any further conditions to the Offer, or amend any other term or condition of the Offer in any manner materially adverse to the holders of the Shares. Notwithstanding the foregoing, the Merger Agreement allows the Offeror, in its sole and absolute discretion and without the consent of the Company, to extend the Offer (i) on one (1) or more occasions (all such occasions aggregating not more than twenty (20) business days) beyond the current Expiration Date, if, on such Expiration Date, any of the conditions to the Offer have not been satisfied or waived (an "Elective Extension"), (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff or as required by applicable law (a "Required Extension"), and (iii) for one (1) or more subsequent offering periods (each, a "Subsequent Offering Period") of up to an additional twenty (20) business days in the aggregate pursuant to Rule 14d-11 under the Exchange Act. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. During a Subsequent Offering Period, the Offeror promptly will purchase and pay for any Shares tendered at the same price paid in the Offer. Notwithstanding the foregoing, the Merger Agreement provides that in no event may the Offer be extended beyond the date of termination of the Merger Agreement. The Offeror currently does not intend to provide a Subsequent Offering Period, although it reserves the right to do so. See Section 15 of this Offer to Purchase for the Offeror's, Harris', and the Company's termination rights.

     In the event the Offeror chooses to extend the period during which the Offer is open, subject to the limitations set forth in this Offer to Purchase and the Merger Agreement, the Offeror will give oral or written notice of such extension to the Depositary and will make a public announcement of such extension as discussed below. There can be no assurance that the Offeror will exercise its right to extend the Offer. During any extension other than a Subsequent Offering Period (see discussion above), all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder of Shares to withdraw such holder's Shares. See Section 4 of this Offer to Purchase. Under no circumstances will the Offeror pay interest on the purchase price for tendered Shares, whether or not it extends the Offer.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the Offer Conditions (other than a failure arising during a Subsequent Offering Period) to be satisfied, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the Merger Agreement and the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment, or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) and Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rule 14d-4(d) and Rule 14d-6(c) which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligations to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition made with the consent of the Company), the Offeror will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer if and to the extent required by Rule 14d-4(c), Rule 14d-6(d) and Rule 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price, the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information not materially less significant than the Offer Price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, a minimum of ten (10) business days generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if prior to the Expiration Date, the Offeror decides, in its sole and absolute discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended at least until the expiration of such period of ten
(10) business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In connection with the Offer, the Company and the Company's transfer agent have provided the Offeror with the names and addresses of all record holders of Shares and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered and not withdrawn in accordance with Section 4 of this Offer to Purchase promptly after the later to occur of (a) the Expiration Date, and (b) the satisfaction or waiver of the Offer Conditions. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right, in its sole and absolute discretion, to delay acceptance of, or payment for, Shares in order to comply in whole or in part with any applicable law. See
Section 1 and Section 16 of this Offer to Purchase. If the Offeror desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) under the Exchange Act, the Offeror will extend the Offer. See Section 1 of this Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of this Offer to Purchase, (ii) a properly completed and executed Letter of Transmittal (or a facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Shares may be paid at different times depending upon when certificates are received by the Depository or Book-Entry Confirmations with respect to Shares are received into the Depositary's account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

     The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares so accepted for payment will be made by deposit of the purchase price with the Depositary, which will act as payment agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the Offer Price or return the tendered Shares promptly after any termination or withdrawal of the Offer), the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENTS.

     The Offeror immediately will accept for payment and promptly pay for all Shares validly tendered during any Subsequent Offering Period. See Section 1 of this Offer to Purchase. The procedures for tendering Shares and guaranteed delivery set forth in Section 2 of this Offer to Purchase will apply during any Subsequent Offering Period.

     If any tendered Shares are not accepted for payment and paid for pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE OFFEROR INCREASES THE OFFER PRICE TO BE PAID FOR SHARES PURSUANT TO THE OFFER, THE OFFEROR WILL PAY SUCH INCREASED OFFER PRICE FOR ALL SHARES ACCEPTED FOR PAYMENT OR PAID FOR PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED, ACCEPTED FOR PAYMENT OR PAID FOR PRIOR TO SUCH INCREASE IN THE OFFER PRICE.

     Subject to the terms of the Merger Agreement, the Offeror reserves the right to transfer or assign, in whole or in part, to Harris or to one or more any direct or indirect wholly owned subsidiaries of Harris, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees for Shares, or, in the case of a book-entry transfer of Shares, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing tendered Shares must be received by the Depositary along with the Letter of Transmittal, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer of Shares. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee for Shares. All signatures on the Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless (i) such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal, or (ii) Shares are tendered for the account of any Eligible Institution.

     If a certificate representing Shares is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered stockholder or stockholders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officer of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 1 and Instruction 5 in the Letter of Transmittal.

     If the certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery of Shares. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer of Shares cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) (A) the certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (B) any other documents required by the Letter of Transmittal are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" means any day on which the Nasdaq SmallCap Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include (i) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, and (ii) a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING EQUAL TO THIRTY-ONE PERCENT (31%) OF THE GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX

WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS GENERALLY MUST SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, TO AVOID BACKUP WITHHOLDING. SUCH FORMS MAY BE OBTAINED FROM THE DEPOSITARY. FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO TENDERING SHARES IN THE OFFER, SEE SECTION 5 OF THIS OFFER TO PURCHASE. ALSO SEE INSTRUCTION 8 AND INSTRUCTION 9 IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of all tendered Shares will be determined by the Offeror, in its sole and absolute discretion, and its determination will be final and binding on all persons. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance of or payment for which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any of the Offer Conditions, subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of other stockholders. The Minimum Condition, however, can be waived only with the consent of the Company. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of the Offeror. None of the Offeror, Harris, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of such stockholder as each such agent, attorney-in-fact and proxy or his, her or its substitute shall in his, her or its sole judgment deem proper, with respect to all of the Shares tendered by such holder and accepted for payment by the Offeror (and any and all other Shares or other rights or securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective if, when, and only to the extent that, the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by such stockholder at any time with respect to such Shares or other securities or rights issued or issuable in respect of such Shares will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consents executed by such stockholder (and, if given or executed, will not be deemed effective). Such designees of the Offeror, with respect to the Shares and other securities or rights issued or issuable in respect of such Shares, will be empowered to exercise all voting and other rights of such stockholder as they, in their sole and absolute discretion, deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned).

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Offeror that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares or other securities issued or issuable in respect of such Shares), (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, (iii) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (iv) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) the Shares tendered, or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Tender Constitutes an Agreement. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment pursuant to the Offer, also may be withdrawn at any time after June 16, 2001. If the Offeror extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason whatsoever, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to and duly exercise withdrawal rights as set forth in this Section
4. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificates representing such Shares are registered, if different from the name of the person who tendered such Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name(s) of the registered holder(s) and the serial numbers shown on such certificates also must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise must comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn thereafter will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date or during a Subsequent Offering Period by again following any of the procedures described in Section 3 of this Offer to Purchase. See
Section 1 of this Offer to Purchase.

     All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole and absolute discretion, and its determination will be final and binding on all persons. None of the Offeror, Harris, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of

Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as banks, insurance companies, tax-exempt organizations, mutual funds, financial institutions and broker-dealers) who might be subject to special rules. This discussion does not discuss the federal income tax consequences to a holder of Shares that is an Employee Stock Ownership Plan, as defined in Section 4975(e)(7) of the Code, or to the participants of any such plan. In addition, this discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who is not a U.S. Holder (as defined below) for United States federal income tax purposes, nor does it consider the effect of any foreign, state or local tax laws. For purposes of this Offer to Purchase, "U.S. Holder" means a holder of Shares who or which is
(i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation, or a limited partnership, limited liability company or other entity taxable as a partnership, created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one (1) or more United States persons have the authority to control all substantial decisions of the trust.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the receipt of cash for Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local or other tax laws). In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the amount of cash received and such beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or Shares converted to cash in the Merger (or adjusted pursuant to the Merger). Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one (1) year as of the date of sale (in the case of the Offer) or held the Shares for more than one (1) year as of the Effective Time (in the case of the Merger). The excess of net long-term capital gains over net short-term capital losses currently is taxed at a maximum rate of twenty percent (20%) for noncorporate taxpayers. The receipt of cash for Shares pursuant to the exercise of appraisal rights, if any, generally will be taxed in the same manner described above.

     Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of thirty-one percent (31%), unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, or (b) provides a correct TIN to the Depositary, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3 of this Offer to Purchase. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing the Substitute Form W-9 provided by the paying agent for the Merger.

     The Offeror and Harris will be entitled to deduct and withhold from the consideration otherwise payable in connection with the Offer or the Merger to any holder of Shares such amounts as the Offeror or Harris is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by the Offeror or Harris, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Offeror or Harris.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Shares are traded on the Nasdaq SmallCap Market under the symbol "XGNT" and on The Chicago Stock Exchange under the symbol "XNT." The following table sets forth for the periods indicated the reported high and low sales prices for the Shares on the Nasdaq SmallCap Market for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $7.00    $2.47
  Second Quarter............................................  $6.50    $3.63
  Third Quarter.............................................  $6.25    $3.25
  Fourth Quarter............................................  $4.75    $3.13

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ending December 31, 2000:
  First Quarter.............................................  $7.50    $3.13
  Second Quarter............................................  $4.75    $1.91
  Third Quarter.............................................  $3.47    $2.00
  Fourth Quarter............................................  $2.72    $0.75

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ending December 31, 2001:
  First Quarter.............................................  $2.63    $1.00

     The Rights trade together with the Common Stock. On April 2, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price per Share on the Nasdaq SmallCap Market was $1.9375. On April 12, 2001, the reported closing price per Share on the Nasdaq SmallCap Market was $3.47. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has not declared or paid any cash dividends on the Shares. In addition, the Merger Agreement prohibits the Company from declaring or paying any dividends on the Shares prior to the date (the "Offeror Election Date") on which the Offeror or Harris has the right to designate members of the Company's Board of Directors, as discussed in Section 12 and Section 13 of this Offer to Purchase.

7. CERTAIN EFFECTS OF THE TRANSACTION.

     Effect on the Market for the Shares. The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and will reduce the number of holders of Shares. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company has advised the Offeror that, as of March 30, 2001, there were approximately 1,106 holders of record and approximately 1,900 beneficial owners of the Shares. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Stock Quotations. The Shares currently are listed and traded on the Nasdaq SmallCap Market, and The Chicago Stock Exchange, which constitute the principal trading markets for the Shares. Depending upon the aggregate market value and the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards for continued listing on the Nasdaq SmallCap Market and/or The Chicago Stock Exchange. According to its published guidelines, the Nasdaq SmallCap Market normally will consider suspending dealings in, or removing from the list, the common stock of a company that does not have (i) $2,000,000 in net tangible assets, $35,000,000 in market capitalization, or $500,000 net income in the latest fiscal year or two (2) of the last three (3) fiscal years, (ii) a public float of five hundred thousand (500,000) shares with a market value equal to $1,000,000, (iii) two (2) market makers; (iv) a minimum bid price of $1.00 per share of common stock, and (v) three hundred (300) shareholders (defined as round lot holders who own one hundred (100) or more shares of common stock). According to its published guidelines, The Chicago Stock Exchange normally will consider suspending dealings in, or removing from the list, the common stock of a company that does not have (i) net tangible assets of at least (a) $2,000,000 if the issuer has sustained losses from continuing operations and/or net losses in two (2) of its three (3) most recent fiscal years, or (b) $4,000,000 if the issuer has sustained losses from continuing operations and/or net losses in three (3) of its four (4) most recent fiscal years, (ii) a public distribution of at least four hundred (400) public beneficial shareholders, or at least three hundred (300) beneficial holders of one hundred shares (100) shares or more, provided that, in either case, there must be at least two hundred thousand (200,000) publicly held shares, and (iii) at least $1,000,000 aggregate market value. Shares held, directly or indirectly, by an officer or director of the Company or their immediate families, or by any beneficial owner of more than ten percent (10%) of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the Nasdaq SmallCap Market or The Chicago Stock Exchange, the market for the Shares could be affected adversely. In the event the Shares no longer are eligible for quotations on the Nasdaq SmallCap Market or The Chicago Stock Exchange, quotations still might be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange or held by three hundred (300) or more holders of record. It is the Offeror's intention to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration was terminated, certain provisions of the Exchange Act no longer would apply to the Shares of the Company. For instance, the Company no longer would be required to disclose publicly in proxy materials distributed to stockholders the information that it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company no longer would be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and ten percent (10%) stockholders of the Company no longer would be subject to the "short-swing" insider trading reporting and profit recovery provisions under the Exchange Act. Furthermore, if such registration was terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired, or, with respect to certain persons, eliminated.

     Even if registration of the Shares is not terminated prior to the Merger, following the consummation of the Merger the Shares no longer will be eligible for Nasdaq SmallCap Market or The Chicago Stock Exchange listing and quotation and the registration of the Shares under the Exchange Act will be terminated.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares no longer would constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and therefore no longer could be used as collateral for Purpose Loans made by brokers. If registration of Shares under the Exchange Act was terminated, such Shares no longer would be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained herein, including financial information, has been furnished by the Company or has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Harris has any knowledge that would indicate that any statements contained herein based upon such documents and records are untrue, neither the Offeror nor Harris assumes any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror or Harris.

     General. The Company is a Delaware corporation with its principal executive offices located at 1830 Penn Street, Melbourne, Florida 32901, and its telephone number is (321) 952-7550.

     The Company is a holding company that operates through its three (3) subsidiaries: Exigent Software Technology, Inc., a Florida corporation that provides engineering services and software products to the aerospace and defense industries; Exigent Solutions Group, Inc., a Nevada corporation that provides a suite of information technology services, including systems integration solutions, to commercial and government customers; and Exigent Digital Telecom & Wireless Networks, Inc., a Delaware corporation that provides leading-edge technology services and products supporting distributed collaborative applications, network resource management, and message-oriented middleware products.

     Financial Information. Certain financial information is excerpted or derived from the audited financial statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. For your convenience, set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from such Annual Report on Form 10-K. More comprehensive financial information is included in such Annual Report on Form 10-K and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such Form 10-K and such other documents and all the financial information (including any related notes) contained therein. The Form 10-K and other documents may be inspected at, and copies may be obtained from, the same places and in the same manner set forth under the subsection below entitled "Available Information."

                          EXIGENT INTERNATIONAL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                    YEAR ENDED DECEMBER 31,
                                    ------------------------         ELEVEN
                                       2000          1999       MONTHS ENDED 1998
                                    ----------    ----------    -----------------
STATEMENT OF INCOME DATA:
Revenues..........................  $   38,201    $   36,151       $   31,139
Cost of sales.....................     (28,779)      (28,188)         (23,401)
Gross profit......................       9,422         7,963            7,738
General and administrative........     (10,453)       (8,617)          (6,823)
Research and development costs....         (61)         (272)            (181)
Operating income (loss)...........  $   (1,092)   $     (926)      $      734
Total other income (expenses).....         (21)          (13)            (136)
Income (loss) before taxes........      (1,113)         (939)             598
Income tax expense................        (398)         (460)             180
Net Income (loss).................        (715)         (479)             418
Income (loss) per Weighted Average
  Common Shares Outstanding --
  Diluted.........................        (.12)         (.11)             .08
Weighted average diluted shares
  outstanding.....................   5,820,868     4,484,177        5,157,531

BALANCE SHEET DATA:
Working capital...................  $    4,904    $    1,457       $    3,573
Total assets......................      16,749        18,016           15,664
Total long-term debt..............         119           269              428
Total stockholders' equity........      11,274         8,785            8,629

     Other Financial Information. The Company does not, as a matter of course, make public any forecasts or projections as to its financial performance. However, in the course of the discussions and information exchange between representatives of Harris and the Company, which is described in Section 11 of this Offer to Purchase, the Company provided Harris with certain information about the Company and its financial performance that we believe is not publicly available. The information provided included projected financial information for the fiscal years ending December 31, 2001 and December 31, 2002 (the "Projections"). The Projections were prepared by the Company's management for internal planning and budgeting purposes only. The projections included estimates of (i) net sales of $42.0 million and $46.2 million for the Company's fiscal years ending December 31, 2001 and December 31, 2002, respectively, and
(ii) earnings before interest and taxes of $1.5 and $1.7 million for the Company's fiscal years ending December 31, 2001 and December 31, 2002, respectively. None of the assumptions underlying the Projections give effect to the Offer or the Merger.

     The Company advised the Offeror and Harris that the Projections were not prepared with a view to public disclosure or in compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. A reference to the Projections is included in this Offer to Purchase only because they were provided to Harris during the evaluation of the Company. The Projections contain forward-looking statements, do not purport to present results of operations in accordance with generally accepted accounting principles and have not been audited, compiled or examined by the Company's independent auditors. The summary of projected financial data set forth in the paragraph above is presented for the limited purpose of giving the Company's stockholders access to financial data prepared by the Company's management that was made available to Harris in connection with its evaluation of the Company. While presented with numerical specificity, the Projections are based upon a variety of assumptions relating to commercial acceptance of the Company's products and technology, industry performance, general business and economic conditions, the business of the Company and other matters that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of such Projections herein should not be regarded as an indication that the Offeror, Harris, the Company or any of their respective affiliates or representatives considers the Projections an accurate prediction of future events. Harris performed an independent assessment of the Company's value and did not rely to any material degree upon the Projections.

     THE FOREGOING FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE OFFEROR AND HARRIS THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO HARRIS WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO HARRIS), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY THE OFFEROR OR HARRIS. ACCORDINGLY, WE CANNOT ASSURE YOU THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE PROJECTIONS DO NOT GIVE EFFECT TO THE OFFER OR THE POTENTIAL COMBINED OPERATIONS OF HARRIS AND THE COMPANY OR ANY CHANGES THAT MAY BE MADE TO THE COMPANY'S OPERATIONS OR STRATEGY AFTER THE CONSUMMATION OF THE OFFER AND THE MERGER. THE INCLUSION OF THE PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF THE OFFEROR, HARRIS OR THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF THE OFFEROR, HARRIS, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF THE OFFEROR, HARRIS OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTIONS WILL NOT BE REALIZED.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements, which are distributed to the Company's stockholders and filed with the Commission, certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such periodic reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Internet at http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING THE OFFEROR AND HARRIS.

     The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Harris. The principal executive office of the Offeror is located at 1025 West NASA Boulevard, Melbourne, Florida 32919, and its telephone number is (321) 727-9100.

     Harris, a Delaware corporation, has its principal executive office at 1025 West NASA Boulevard, Melbourne, Florida 32919. Harris' telephone number is (321) 727-9100. Harris is an international communications equipment company focused on providing product, system and service solutions. It provides a wide range of products and services for commercial and government communications markets such as wireless, broadcast, government and network support. Harris has sales and service facilities in approximately ninety (90) countries. Harris is a public company listed on the New York Stock Exchange.

     Comprehensive financial information is included in Harris' Annual Report on Form 10-K for the fiscal year ended June 30, 2000; Form 10-Q for the fiscal quarter ended September 29, 2000; Form 10-Q for the fiscal quarter ended December 29, 2000; and Current Reports on Form 8-K and other documents filed by Harris with the Commission.

     Harris is subject to the informational requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such periodic reports, proxy statements and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in
Section 8 of this Offer to Purchase.

     The name, citizenship, business address, business phone number, present principal occupation and material positions held during the past five (5) years of each of the directors and executive officers of Harris and the Offeror are set forth on Annex I to this Offer to Purchase. Each such executive officer and director is a citizen of the United States of America.

     Except for 1,200 Shares owned by Robert K. Henry, a Vice President of the Offeror and the President of the Government Communications Systems Division of Harris, all of which Shares were purchased by Mr. Henry more than sixty (60) days prior to the date hereof, neither the Offeror nor Harris or, to the best knowledge of the Offeror or Harris, any of the persons listed on Annex I to this Offer to Purchase or any associate or majority-owned subsidiary of the Offeror or Harris or any of the persons so listed, (i) beneficially owns or has any right to acquire, directly or indirectly, any Shares, or (ii) has effected any transaction in the Shares during the past sixty (60) days.

     Except as provided in the Merger Agreement and the Voting and Tender Agreement, or as otherwise described in this Offer to Purchase, neither the Offeror nor Harris or, to the best knowledge of the Offeror or Harris, any of the persons listed on Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except for the Voting and Tender Agreement and except as set forth in this Offer to Purchase, there have been no contacts, transactions, negotiations or agreements between Harris or any of its subsidiaries (including the Offeror), or, to the best knowledge of the Offeror and Harris, any of the persons listed on Annex I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company. Except as described in this Offer to Purchase, neither the Offeror nor Harris or, to the best knowledge of the Offeror or Harris, any of the persons listed on Annex I to this Offer to Purchase, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

     During the past five (5) years, none of the Offeror, Harris or any of the executive officers or directors listed on Annex I to this Offer to Purchase has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offeror estimates that the total amount of funds required to (i) purchase all of the Shares pursuant to the Offer, (ii) consummate the Merger, and (iii) pay all fees and expenses related to the Offer and the Merger will be approximately $25 million. Such amount assumes the purchase of all Shares underlying options that were outstanding as of April 2, 2001 and that have an exercise price of less than $3.55 per Share. See the "Introduction" and Section 17 of this Offer to Purchase. The Offeror will obtain such funds from Harris in the form of capital contributions and/or advances. Harris currently anticipates providing the funds necessary for such capital contributions and/or advances from cash on hand. The Offer is not subject to a financing condition.

     While the foregoing represents the current intention of the Offeror and Harris with respect to the financial arrangements for such funds, such financial arrangements may change depending upon such factors as the Offeror and Harris deem appropriate.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS WITH THE COMPANY.

     Past Transactions between Harris and the Company. Certain of Harris' operations are conducted in the same industry segment as those of the Company. In addition, the principal executive offices of each of Harris and the Company are located in Melbourne, Florida, and certain of the Company's executives had previously held executive positions with Harris. Accordingly, Harris has generally been aware of the Company and its business activities for some time.

     On February 2, 2000, Exigent Software Technology, Inc., a Florida corporation and a wholly owned subsidiary of the Company, entered into a services subcontract with Harris. The nature of this work is classified. On August 4, 2000, Exigent Digital Telecom & Wireless Networks, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, entered into a subcontract with Harris whereby it agreed to provide JTRS integration support and XML definition.

     Background of the Offer. In November 2000, the Company announced that its Board of Directors had authorized the Company's management to explore strategic alternatives, including the possible sale of all or a part of the Company's assets, and that the Company had retained CIBC World Markets as its financial advisor to assist the Company in these efforts.

     During November 2000, Harris was contacted to solicit Harris' interest in a possible transaction with the Company. Harris was requested to submit a preliminary indication of interest during the month of January 2001.

     In January 2001, Harris submitted a preliminary indication of interest reflecting a total equity valuation for the Company of $16 million in cash. This proposal was based solely on Harris' review of publicly available information. As of January 26, Harris entered into a confidentiality agreement to enable Harris access to non-public information of the Company, and Harris was provided with a descriptive memorandum concerning the Company. The confidentiality agreement contained customary standstill provisions with respect to acquisitions by Harris of Company securities.

     During the week of February 5, 2001, Harris orally increased its preliminary indication of interest to reflect a total equity valuation for the Company of $22 million in cash.

     During February and March 2001, Harris commenced a broader due diligence of the Company. During the week of February 26, 2001, the Company provided Harris with access to detailed information concerning the Company at an off-site location, and Harris attended Company management presentations regarding the Company and its business operations.

     By letter dated March 19, 2001, Harris submitted a written bid to acquire one hundred percent (100%) of the Company's fully-diluted capital stock for $22 million in cash.

     During negotiations conducted from March 21, 2001 through March 23, 2001, Harris orally increased its offer to $23 million in cash.

     From March 23, 2001 until April 2, 2001, the parties, assisted by their respective legal advisors, negotiated the terms of the definitive Merger Agreement and discussed the open transaction terms to be negotiated.

     On April 2, 2001, the Board of Directors of Harris approved the transaction and all further actions related thereto and authorized and approved certain officers of Harris to negotiate and execute any documents or other instruments required to complete the transaction.

     On April 2, 2001, the Board of Directors of the Company met and unanimously voted to approve the Merger Agreement and the Voting and Tender Agreement.

     In the evening of April 2, 2001, the Company, Harris and the Offeror executed the Merger Agreement, and Bernard R. Smedley, Harris and the Offeror executed the Voting and Tender Agreement.

     On April 3, 2001, prior to the opening of financial markets, Harris and the Company issued a joint press release announcing the transaction. On April 17, 2001, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; APPRAISAL
RIGHTS.

     The purpose of the Offer, the Merger, the Merger Agreement and the Transactions is to enable Harris to acquire control of, and the entire equity interest in, the Company. Through the Offer, the Offeror intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Harris intends to acquire any outstanding Shares not owned by the Offeror by consummating the Merger. The Merger Agreement provides for a merger of the Offeror with and into the Company, with the Company being the surviving corporation.

     Under the DGCL, the approval of the Company's Board of Directors and, unless the Merger is consummated pursuant to section 253 of the DGCL as described below, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company are required to approve and adopt the Merger Agreement. The Company's Board of Directors has adopted unanimously the Merger Agreement and the Transactions, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL as described below (in which case no action by the Company's stockholders will be required to consummate the Merger), the only remaining required corporate action of the Company to consummate the Merger would be the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock of the Company. If the Minimum Condition is satisfied and the Offeror purchases the Shares tendered pursuant to the Offer, the Offeror will have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company.

     Short-Form Merger. Section 253 of the DGCL provides that, if a parent corporation owns at least ninety percent (90%) of the outstanding shares of each class of capital stock of a subsidiary corporation, the merger of the parent corporation with the subsidiary corporation may be effected by having the board of directors of the parent corporation approve and adopt a resolution or plan of merger and by making the appropriate filings with the Delaware Secretary of State, without any action or vote on the part of the subsidiary corporation's stockholders. Accordingly, if the Offeror acquires, pursuant to the Offer or otherwise, at least ninety percent (90%) of the outstanding Shares and ninety percent (90%) of the outstanding shares of the Class A Preferred Stock, the Offeror will be able to effect the Merger without a vote of the Company's stockholders. However, if the Offeror does not acquire at least ninety percent (90%) of the Shares and ninety percent (90%) of the shares of Class A Preferred Stock pursuant to the Offer or otherwise, a longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent from the Merger and demand appraisal of their Shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the Offer Price or the market value of the Shares. The value so determined could be more or less than the Offer Price.

     THE FOREGOING SUMMARY OF SECTION 262 DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one (1) year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Harris will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Harris intends to seek additional information about the Company during this period. Thereafter, Harris intends to review such information as part of a comprehensive review of the Company's assets, corporate structure, capitalization, business, operations, policies, management and personnel with a view to optimizing the Company's potential contribution to Harris' business. After such review, Harris will determine what actions or changes, if any, would be desirable in light of the circumstances that then exist, including steps to integrate the operations of the Surviving Corporation and the operations of Harris.

     Except as indicated in this Offer to Purchase, Harris does not have any current plans or proposals that relate to or would result in any of the following: an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of the Subsidiaries; a sale or transfer of a material amount of assets of the Company or any of the Subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires the Shares pursuant to the Offer, the Offeror will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors of the Company, subject to compliance with Section 14(f) of the Exchange Act, as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by the Offeror) multiplied by the percentage that the number of Shares beneficially owned by the Offeror or any affiliate of the Offeror bears to the total number of Shares then outstanding. The Company is obligated to take promptly all actions necessary to cause the Offeror's designees to be elected as directors of the Company. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Harris or any of its subsidiaries, Harris expects that the Company's Board of Directors would not declare dividends on the Shares.

     The Offeror and Harris intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination. In such event, following the consummation of the Merger, there will be no publicly traded Shares outstanding. See Section 7 of this Offer to Purchase.

13. THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following summary of certain provisions of the Merger Agreement and the Voting and Tender Agreement, copies of which are filed as exhibits to the Schedule TO referred to in Section 18 of this Offer to Purchase, is qualified in its entirety by reference to the text of such agreements. The following summary may not contain all of the information that is important to you. The Merger Agreement and the Voting and Tender Agreement may be examined and copies may be obtained from the Commission in the same manner as set forth in Section 8 of this Offer to Purchase.

  The Merger Agreement.

     The Offer. The Merger Agreement provides that the Offeror will commence the Offer as promptly as reasonably practicable, but in any event within fifteen
(15) days, following the date of the Merger Agreement. Upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions, including the Minimum Condition, the Offeror will purchase all Shares validly tendered pursuant to the Offer. For a description of the Offer Conditions, see Section 15 of this Offer to Purchase. The Merger Agreement provides that the Offeror will not amend or waive the Minimum Condition, decrease the Offer Price, decrease the number of Shares sought in the Offer, impose any further conditions to the Offer or amend any condition of the Offer in a manner materially adverse to the holders of Shares without the consent of the Company. Notwithstanding the foregoing, the Merger Agreement provides that the Offeror, without the consent of the Company, may extend the Offer (i) for one (1) or more subsequent offering periods of up to an additional twenty (20) business days in the aggregate if at the scheduled or extended Expiration Date any of the conditions to the Offer have not been satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission applicable to the Offer or any period required by applicable law, and
(iii) for one (1) or more subsequent offering periods of up to an additional twenty (20) business days in the aggregate pursuant to Rule 14d-11 under the Exchange Act. The Merger Agreement further provides, however, that in no event may the Offer be extended beyond the date of termination of the Merger Agreement, and either party has the right to terminate the Merger Agreement if the Tender Offer Acceptance Date has not occurred on or before June 1, 2001, or if the Effective Time has not occurred on or before December 31, 2001.

     The Merger. The Merger Agreement provides that as promptly as practicable and in no event later than ninety (90) days after the consummation of the Offer and subject to the terms and conditions thereof, in the event that the Offeror acquires at least ninety percent (90%) of the outstanding Shares and ninety percent (90%) of the outstanding shares of Class A Preferred Stock, the Offeror shall be merged with and into the Company in accordance with Delaware law and, as a result of the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). In the event that the Offeror does not acquire at least ninety percent (90%) of the Shares and ninety percent (90%) of the outstanding shares of Class A Preferred Stock, the Company will duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger.

     The respective obligations of the Offeror and Harris, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions: (i) the Merger Agreement shall have been approved by the affirmative vote of the Company's stockholders, to the extent required by applicable law, the Company's Certificate of Incorporation and Bylaws, the Nasdaq SmallCap Market and The Chicago Stock Exchange; (ii) no United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") shall have enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment, injunction or other order or statute, rule or regulation that is in final effect and that has the effect of making the acquisition of Shares by the Offeror or

Harris or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions; and (iii) the Offeror shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer sufficient to satisfy the Minimum Condition, unless any failure to purchase is a result of a breach of the Offeror's obligation to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     At the Effective Time of the Merger, (i) each issued and outstanding Share (other than Shares that are owned by the Company or any of its Subsidiaries, Shares owned by Harris, the Offeror or any other wholly owned Subsidiary of Harris, and Shares held by stockholders exercising appraisal rights under Delaware law) and share of Class A Preferred Stock will be converted into the right to receive an amount in cash equal to the Offer Price paid pursuant to the Offer, without interest, and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of the Offeror will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase by the Offeror of Shares pursuant to the Offer, the Offeror shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by the Offeror) multiplied by the percentage that the number of Shares beneficially owned by the Offeror or any affiliate of the Offeror bears to the total number of Shares then outstanding. The Company is obligated to take promptly all actions necessary to cause the Offeror's designees to be elected as directors of the Company, including increasing the size of the Company's Board of Directors or securing the resignations of such number of its incumbent directors or both. At such time, the Company also is required to cause persons designated by the Offeror to constitute the same percentage as persons designated by the Offeror constitutes of the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors of each domestic Subsidiary, and
(iii) each committee of each board of directors of each domestic Subsidiary, in each case only to the extent permitted by applicable law.

     Stockholders' Meeting. If required by applicable law in order to consummate the Merger, the Company, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws, has agreed to (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions, and
(b) subject to the fiduciary obligations of the Company's Board of Directors, include in the Proxy Statement for such meeting the recommendation of the Company's Board of Directors that the Company's stockholders approve the Merger Agreement and the Transactions and use its reasonable best efforts to obtain such approval. To the extent permitted by law, the Offeror and Harris each agree to vote all Shares beneficially owned by them in favor of the Merger. If the Offeror acquires at least fifty-one percent (51%) of the outstanding Shares, the Offeror will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     The Merger Agreement provides that in the event that the Offeror and Harris acquire in the aggregate at least ninety percent (90%) of the outstanding Shares and at least ninety percent (90%) of the outstanding shares of Class A Preferred Stock, pursuant to the Offer or otherwise, the Offeror, Harris and the Company will, at the request of Harris, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Company's stockholders, in accordance with Delaware law.

     Proxy Statement. If required by applicable law in order to consummate the Merger, as promptly as practicable after the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, the Company shall file a Proxy Statement with the Commission under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission. The Company is required to give Harris and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission and to give Harris and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission.

     Options. Immediately after the Effective Time, each outstanding option to purchase Shares (in each case, an "Option") granted under the Company's (a) Incentive Stock Option Plan 1Q (Non-Qualified), (b) Incentive Stock Option Plan 2Q, (c) Incentive Stock Option Plan 3Q, (d) Incentive Stock Option Plan 4Q, (e) Independent Directors Stock Option Plan (5Q), (f) Stock Option Plan 6NQ, and (g) Exigent International, Inc. Omnibus Stock Option and Incentive Plan (such plans
(a) through (g) hereinafter being referred to as the "Company Option Plans"), that is then exercisable or vested, subject to the Company's receipt of any required consent of the holders of such Options, shall be canceled by the Company, and each holder of a canceled Option shall be entitled to receive from the Offeror at the same time as payment for Shares is made by the Offeror in connection with the Merger, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option, and (ii) the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Option. Each Option that is not canceled as described above shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan and agreement pursuant to which such Option was issued as in effect immediately prior to the Effective Time, except that (i) each of the Shares for which such Option is exercisable shall at the Effective Time be converted into the right to receive an amount in cash equal to the Offer Price, and (ii) such Option shall therefore be exercisable for an amount in cash equal to the product of (x) the excess, if any, of the Offer Price over the per share exercise price for such Option, multiplied by (y) the number of shares of Common Stock subject to such Option. Based on information supplied by the Company in its Solicitation/Recommendation Statement on Schedule 14D-9, the Company's executive officers and the members of its Board of Directors collectively will receive in respect of Options to purchase Shares held by them an aggregate of approximately $516,733, net of any exercise price paid by them.

     Each of the Company Option Plans will be terminated as of the Effective Time, and the provisions in any other employee benefit plan, program or arrangement of the Company or any of its Subsidiaries providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will become inoperative as of the Effective Time. The Company is required to ensure that, following the Effective Time, no holder of an Option or any participant in any Company Option Plan or other employee benefit plan, program or arrangement of the Company or any of its Subsidiaries shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the election or appointment of the Offeror's designees to the Company's Board of Directors upon the purchase by the Offeror of Shares pursuant to the Offer, unless Harris otherwise agrees in writing (which agreement will not be unreasonably withheld), (1) the business of the Company and its subsidiaries (the "Subsidiaries") will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice or as required to facilitate the Transactions, (2) the Company will use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations, (3) the Company will not, and will not permit any Subsidiary to take, any action that would (i) materially and adversely affect the ability of any party to the Merger Agreement to obtain any consents required for the Transactions, (ii) cause any of the conditions to the Offer or the Merger not to be satisfied, or (iii) materially and adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement, and (4) the Company will not, and will not permit any Subsidiary to: (a) amend or otherwise change its Certificate of Incorporation or Bylaws or other organizational or governing documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Subsidiary

(except for shares of Common Stock, if any, issuable under agreements in effect on the date of the Merger Agreement and shares of capital stock pursuant to Options outstanding, or required to issued under employee benefit plans in effect, on the date of the Merger Agreement), or (ii) any of the Company's or any Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiary; (d) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice with a maturity of not more than one (1) year in a principal amount not, in the aggregate, in excess of $1,000,000; (iii) enter into, modify, amend or terminate any contract or agreement material to the business, results of operations or financial condition of the Company other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure; (v) impose, or suffer the imposition, on any asset of the Company or any Subsidiary of any lien or permit any such lien to exist; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e); (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Company consistent with past practice of the Company, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus to, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; (g) commence any litigation other than in accordance with past practice, or settle or compromise any pending or threatened litigation which is material or which relates to the Transactions; (h) grant or convey to any person any rights, including by way of sale, license or sublicense, in any of the Company's intellectual property; (i) make any significant change in any tax or accounting methods, principles or practices or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or generally accepted accounting principles ("GAAP"); (j) after the date of the Merger Agreement, file any material tax return without the prior consent of Harris, which consent will not be unreasonably withheld; (k)
(i) take any action that would make any representation and warranty of the Company contained in the Merger Agreement inaccurate in any material respect at the Expiration Date, including only extensions resulting from an Elective Extension or a Required Extension (the "MC Offer Expiration Date"), or (ii) omit to take any commercially reasonable course of action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; or (l) agree to commit to do any of the foregoing.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement and subject to a customary confidentiality agreement entered into by Harris dated January 26, 2001 (the "Confidentiality Agreement"), from the date of the Merger Agreement to the election or appointment of the Offeror's designees to the Company's Board of Directors upon the purchase by the Offeror of Shares pursuant to the Offer, the Company will provide Harris, during normal business hours and upon reasonable notice, access to all financial, operating and other data and information regarding the business of the Company as Harris reasonably requests, other than information and documents that in the opinion of the Company's counsel may not be disclosed under applicable law.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its Subsidiaries will, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any merger, consolidation, share exchange, business combination or other similar transaction with the Company or any Subsidiary (a "Business Combination Proposal") or participate in any negotiations regarding, or furnish or make available to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek or provide access to the properties, books or records of the Company or any Subsidiary to any person in connection with, any of the foregoing; provided, however, that the foregoing shall not prohibit the Company from complying with the applicable provisions of the Exchange Act or furnishing information to, or entering into discussions or negotiations with or providing access to the properties, books or records of the Company or any Subsidiary to any person in connection with an unsolicited Business Combination Proposal by such person received by the Company after the date of the Merger Agreement, if, and only to the extent that (a) a majority of the disinterested members of the Company's Board of Directors, after consultation with the Company's independent financial advisor and based on the advice of outside counsel, determines in good faith that such action is required in order for the Company's Board of Directors not to breach its fiduciary duties to stockholders imposed by law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (i) gives Harris as promptly as practicable prior written notice of the Company's intention to furnish such information or begin such discussions, the identity of such person and the material terms of such Business Combination Proposal, and
(ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

     The Company also has agreed, pursuant to the Merger Agreement, that neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Offeror or Harris, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, or (ii) approve or recommend, or propose to approve or recommend, any Business Combination Proposal. Notwithstanding the foregoing, the Company's Board of Directors, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger) a Superior Proposal. "Superior Proposal" means a bona fide Business Combination Proposal made by a third party to acquire, directly or indirectly, more than fifty percent (50%) of the Shares then outstanding or all or a material portion of the assets of the Company and the Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Company's Board of Directors determines in its good faith judgment (after consultation with the Company's independent financial advisor) to be more favorable to the holders of Shares than the Offer and the Merger from a financial perspective and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with the Company's independent financial advisor), is reasonably likely to be financed by such third party.

     Indemnification and Insurance. Pursuant to the Merger Agreement, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company or any of the Subsidiaries, unless such modification shall be required by Delaware law. In addition, from and after the Effective Time, Harris and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of the Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of the Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of the Merger

Agreement or any of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law and by the Company's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement, and shall pay any expenses, as incurred, in advance of the disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law and by the Company's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement.

     Harris also has agreed, pursuant to the Merger Agreement, to maintain in effect for three (3) years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Harris may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in the event that the annual premium for such coverage is more than two (2) times the annual premium for such coverage as of the date of the Merger Agreement, Harris shall be obligated only to maintain the best coverage that reasonably can be obtained for an annual premium equal to two (2) times the annual premium in effect as of the date of the Merger Agreement; provided, further, that in no event shall the policy limits of such coverage be less than two-thirds ( 2/3) of the policy limits in effect on the date of the Merger Agreement.

     Employee Benefits. Pursuant to the Merger Agreement, the Company is required to terminate the Exigent International, Inc. Employee 401(K) Profit Sharing and Employee Stock Ownership Plan and the Exigent International, Inc. Money Purchase Pension Plan and Trust prior to the Effective Time. The Company also was required to, and did, suspend purchases and contributions under the Exigent International, Inc. Employee Stock Purchase Plan, effective as of April 1, 2001 through the Effective Time.

     The Merger Agreement also provides that, following the Offeror Election Date, Harris is required to cause the Company (and, after the Merger, the Surviving Corporation) and each of the Subsidiaries to honor all accrued benefit obligations to current and former employees and directors under the Company's or such Subsidiaries' employee benefit plans and fringe benefit plans in existence on the date of the Merger Agreement and all employment or severance agreements entered into by the Company or any of the Subsidiaries or adopted by the Company's Board of Directors prior to the date of the Merger Agreement; provided, however, that nothing shall prevent Harris or the Company (and, after the Merger, the Surviving Corporation) from taking any action with respect to such plans, obligations or agreements or refraining from taking any such action which is permitted or provided for under the terms thereof or under applicable law.

     The Merger Agreement further provides that, among other things, employees of the Company and the Subsidiaries will be eligible to participate in Harris' employee benefit plans and programs as of the Effective Time in accordance with the terms and conditions of such plans and programs as applicable to similarly situated employees of Harris or its subsidiaries, as the case may be, and applicable law. Employees of the Company and the Subsidiaries (and, after the Merger, the Surviving Corporation) will be given credit for their length of service with the Company and any Subsidiaries under all employee benefit plans, programs and policies of the Surviving Corporation or Harris in which they are eligible to participate or become participants for all purposes thereunder, except to the extent that such crediting would produce a duplication of benefits or violate any provision of the Employee Retirement Income Security Act of 1974, as amended, or the Code. Harris is required to provide and recognize all accrued but unused vacation and sick days of employees of the Company and the Subsidiaries as of the Effective Time.

     Amendment to the Rights Agreement. The Company represented and warranted to the Offeror and Harris in the Merger Agreement that (i) the Company's Board of Directors has taken all necessary action (including any amendment thereof) under the Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of the Merger Agreement, the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer), the consummation of the Voting and Tender Agreement or the consummation of any of the Transactions will cause (a) the Rights to become exercisable under the Rights Agreement or to separate from the stock certificates to which they are attached, (b) an "Acquisition Date" under the Rights Agreement to occur, or (c) the Offeror, Harris or any of their affiliates to be deemed an "Acquiring Person" under the Rights Agreement; and (ii) the Rights Agreement, as so amended, has not been further amended or modified.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company also made other customary representations and warranties to the Offeror and Harris with respect to, among other things, its organization; capitalization; corporate authority; no conflict; required filings and consents; financial statements; public filings; conduct of business; employee benefit plans; intellectual property; labor matters; compliance with laws; tax matters; litigation; environmental matters; tangible property; opinion of the Company's financial advisor; brokers; material contracts; undisclosed liabilities; and the absence of any Material Adverse Effect since December 31, 2000. For purposes of the Merger Agreement and this Offer to Purchase, "Material Adverse Effect" means, with respect to any person, any event, change or effect, individually or together with any other event, change or effect, that is or is reasonably likely to be materially adverse (i) to the financial condition, business or results of operations of such person, taken as a whole, or (ii) the ability of the Company to perform its obligations under the Merger Agreement or to consummate any of the Transactions. The following, however, shall not be deemed in themselves, either alone or in combination, to constitute, a Material Adverse Effect: (i) any change in the market price or trading volume of the Shares after the date of the Merger Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or developments attributable to or caused by the deterioration in performance of Harris or its affiliates in its capacity as a customer or supplier of the Company; (iii) any adverse change, effect, event, occurrence, state of facts or developments directly caused by the announcement or pendency of the Offer or the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (iv) any adverse change, effect, event, occurrence state of facts or developments directly caused by, resulting from, or attributable to conditions affecting the technology and space industries as a whole or the United States or world economies as a whole, and not having a materially disproportionate effect on the Company; (v) any adverse change, effect, event, occurrence state of facts or developments resulting from or attributable or relating to out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the Transactions; or (vi) any adverse change, effect, event, occurrence state of facts or developments directly caused by compliance with the terms of, or the taking of any action required by, the Merger Agreement; and provided further, that with respect to any dispute regarding whether any adverse change, effect, event, occurrence state of facts or developments is "directly caused" by any of the foregoing, the Offeror and Harris have the burden of proof by a preponderance of the evidence.

     Pursuant to the Merger Agreement, the Offeror and Harris have made customary representations and warranties to the Company with respect to, among other things, their organization; corporate authority; no conflict; required filings and consents; brokers; and financial resources.

     Termination; Fees. The Merger Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time prior to the Tender Offer Acceptance Date, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of the Offeror, Harris and the Company prior to the Tender Offer Acceptance Date;

          (b) by either Harris or the Company if the Tender Offer Acceptance Date shall not have occurred on or before June 1, 2001 or the Effective Time shall not have occurred on or before December 31, 2001; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Tender Offer Acceptance Date or the Effective Time to occur on or before such date;

          (c) by Harris if: (i) due to an occurrence or circumstance that results in a failure to satisfy any Offer Condition, the Offeror shall have
     (A) terminated the Offer without having accepted any Shares for payment thereunder, or (B) failed to pay for Shares pursuant to the Offer within ninety (90) days following the commencement of the Offer, unless any such termination or failure listed above shall have been caused by or resulted from the failure of the Offeror or Harris to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by the Offeror or Harris of any representation or warranty of either of them contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, (A) the Company's Board of Directors shall have failed to recommend or withdraws its approval or recommendation of the Merger Agreement, the Merger or the Offer or shall have resolved to do so,
     (B) the Company's Board of Directors shall have recommended to the Company's stockholders, or entered into, or publicly announced its intention to consummate, an agreement or agreement in principle with respect to any Superior Proposal or resolved to do so, (C) a cash tender offer or exchange offer for fifty percent (50%) or more of the outstanding shares of capital stock of the Company is commenced (other than by Harris or its affiliates) and the Company's Board of Directors fails to recommend against the Company's stockholders tendering their shares into such tender offer or exchange offer, (D) the Company shall have breached any of its obligations with respect to the solicitation of Business Combination Proposals (see the paragraph entitled "No Solicitation" in Section 13 of this Offer to Purchase), (E) the Company's Board of Directors shall exempt any other person from the provisions of Section 203 of the DGCL or Section
     607.0902 of the Florida Business Corporation Act, or (F) any person shall have become an "Acquiring Person" under the Rights Agreement, or the Company's Board of Directors shall have taken action excluding a person from becoming an "Acquiring Person" who, in the absence of such Board action, would otherwise be an "Acquiring Person" under the Rights Agreement; or

          (d) by the Company if: (i) the Offeror shall have (A) failed to commence the Offer within fifteen (15) days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares pursuant to the terms of the Offer or as required under the DGCL, unless such failure or termination listed above shall have been caused by or resulted from the failure of the Company or the Tendering Stockholder to perform in any material respect any covenant or agreement contained in the Merger Agreement or the Voting and Tender Agreement, respectively, or the material breach by the Company or the Tendering Stockholder of any representation or warranty contained in the Merger Agreement or the Voting and Tender Agreement, respectively; or (ii) the Company's Board of Directors shall approve, and the Company shall enter into, a definitive agreement providing for the implementation of a Superior Proposal.

     The above-referenced termination provisions are sometimes referred to, collectively, or individually, as the "Termination Rights."

     Pursuant to the Merger Agreement, the Company is required to pay Harris the Harris Expenses (defined below) and the Termination Fee (defined below) if the Merger Agreement is terminated pursuant to paragraph (c)(ii) or (d)(ii) of the Termination Rights; provided, however, that in the event the Merger Agreement is terminated pursuant to clauses (B), (C), (E) or (F) of paragraph (c)(ii) or pursuant to paragraph (d)(ii) of the Termination Rights, the Termination Fee shall not be payable unless the Superior Proposal, tender offer or other transaction giving rise to the termination is consummated. In addition, in the event that after the date of the Merger Agreement a Business Combination Proposal shall have been made to the Company or any of its Subsidiaries or stockholders or any person shall have announced an intention (whether or not conditional) to make a Business Combination Proposal and thereafter the Merger Agreement is terminated pursuant to paragraph (c)(i) or paragraph (d)(i) of the Termination Rights as a result of the Minimum Condition not being satisfied and within twelve (12) months of such termination such person acquires, directly or indirectly, more than fifty percent (50%) of the Shares then outstanding or all or a material portion of the assets of the Company and its Subsidiaries, then the Company shall pay Harris an amount equal to the Termination Fee, less any amounts, if any, paid pursuant to the immediately preceding sentence. Any amounts payable pursuant to the immediately preceding sentence are payable upon the consummation of the transaction or the occurrence of the event giving rise to such obligation.

     For purposes of the Merger Agreement and this Offer to Purchase, "Termination Fee" means a fee equal to $690,000, less any previously paid Harris Expenses, and "Harris Expenses" means the documented out-of-pocket fees and expenses reasonably incurred and paid by or on behalf of Harris in connection with the Merger Agreement, the Offer, the Merger, the Voting and Tender Agreement or the consummation of any of the transactions contemplated thereby, including all governmental filing fees and fees and expenses of counsel, commercial banks, printers, paying agents, dealer managers, accountants, experts and consultants up to a maximum amount of $400,000.

     Except as described in this Section 13, all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     Amendment. The Merger Agreement may be amended by the Company's, the Offeror's and Harris' respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the Merger Agreement and the Transactions are approved by the Company's stockholders, if necessary, the Merger Agreement may not be amended if such amendment would violate the DGCL. The Merger Agreement may not be amended except by an instrument in writing signed by the Company, the Offeror and Harris.

  The Voting and Tender Agreement.

     Pursuant to the Voting and Tender Agreement, the Tendering Stockholder has agreed that, (a) he shall vote the Shares held by him in favor of the Merger and the Merger Agreement; (b) he shall vote his Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Business Combination Proposal, or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its affiliates, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or any of the other Transactions; (c) he shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, his Shares to any person other than the Offeror or the Offeror's designee, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Business Combination Proposal; and (d) so long as the Merger Agreement has not been terminated and the Offer is not amended in a manner prohibited by the Merger Agreement, he shall tender pursuant to the Offer, and not withdraw any of the Shares owned by him.

     The Voting and Tender Agreement terminates upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement (see the paragraph entitled "Termination; Fees" above); provided, however, that the Voting and Tender Agreement will not terminate until ninety (90) days after a termination pursuant to clause (ii) above if (A) the Merger Agreement is terminated by Harris or the Offeror pursuant to paragraph (c) of the Termination Rights because of the withdrawal or modification in the approval or recommendation, by the Company's Board of Directors or any committee thereof, of the Offer, the Merger and the Merger Agreement, as provided in paragraph (d) of Section 15 of this Offer to Purchase, or because the Company's Board of Directors or any committee thereof has adopted a resolution to effect any of the foregoing, as provided in paragraph (d) of Section 15 of this Offer to Purchase, if prior to the time of such withdrawal or modification, or the adoption of such resolution, a Superior Proposal shall have been made, (B) the Merger Agreement has been terminated by Harris or the Offeror pursuant to paragraph (c) of the Termination Rights because of the Company's Board of Director's, or any committee's thereof, approval or recommendation of a Superior Proposal, as provided in paragraph (d) of Section 15 of this Offer to Purchase, or because the Company's Board of Directors or any committee thereof has adopted a resolution to effect such approval or recommendation, as provided in paragraph (d) of Section 15 of this Offer to Purchase, or (C) the Merger Agreement is terminated by the Company pursuant to paragraph (d)(ii) of the Termination Rights, (iii) the Merger Agreement is amended in a manner adverse to the Tendering Stockholder without his consent, which consent shall not be unreasonably withheld or delayed, or
(iv) the failure of the Offeror to make the Offer in accordance with the Merger or the failure of the Offeror to comply with the terms of the Offer.

  The Confidentiality Agreement.

     Pursuant to the Confidentiality Agreement, Harris agreed to keep confidential certain information regarding the Company. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions.

14. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the Offeror Election Date, the Company will not, and will not permit any Subsidiary to, (a) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind of acquire any shares of such capital stock, or any other ownership interest of the Company or any Subsidiary (except for shares of the Company's Common Stock, if any, issuable under agreements in effect on the date of the Merger Agreement and shares of capital stock issuable pursuant to Options or employee benefit plans in effect on the date of the Merger Agreement), or (ii) any of the Company's or any Subsidiary's assets, except for sales in the ordinary course of business and in a manner consistent with past practice; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiary; or (c) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

     Notwithstanding any other provision of the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, if (i) the Minimum Condition is not satisfied on or before the expiration date of the Offer; or (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been terminated prior to the expiration of the Offer. Furthermore, notwithstanding any other term or provision of the Offer or the Merger Agreement, the Offeror and Harris shall not be required to accept for payment or purchase any Shares, and either of them may terminate the Offer at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, if:

          (a) there has been instituted or there is pending any action or proceeding brought by any Governmental Authority before any court or Governmental Authority, agency or tribunal, domestic or foreign: (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Offeror or Harris, or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Harris' ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Harris and its subsidiaries, taken as a whole, or to compel Harris, or any of its subsidiaries or affiliates, to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Harris and its subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Harris or the Offeror, or any of Harris' other subsidiaries or affiliates, effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Harris or the Offeror, or any of Harris' other subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (v) seeking to require divestiture by Harris or the Offeror, or any of Harris' other subsidiaries or affiliates of any Shares;

          (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has a Material Adverse Effect on the Company;

          (d) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner materially adverse to Harris its approval or recommendation of, this Agreement, the Offer or the Merger, or shall have recommended, or entered into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing);

          (e) there shall have occurred and be continuing any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war by or against the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (f) the Company shall have failed to perform or comply in any material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at, or any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall fail to be true and correct, or any such representations and warranties that are not so qualified shall fail to be true and correct in all material respects, each as of the MC Offer Expiration Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct, or true and correct in all material aspects, as the case may be, as of such date;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) the Offeror and the Company shall have agreed that the Offeror shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (i) all consents of and notices to or filings with Governmental Authorities (including specifically those applicable to defense industry contractors) and third parties required to be obtained prior to the MC Offer Expiration Date under the Merger Agreement shall not have been obtained or made, other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay consummation of any of the Transactions.

     The foregoing conditions are for the sole benefit of the Offeror and Harris, and may be asserted by the Offeror or Harris regardless of the circumstances giving rise to any such condition or may be waived by the Offeror or Harris in whole or in part at any time and from time to time in their sole discretion. The failure by the Offeror or Harris at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS.

     Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the Offeror is not aware of any approval or other action by any governmental or administrative agency that would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of

Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 of this Offer to Purchase shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     U.S. Antitrust. The Offeror is not aware of any approval or other action by any governmental or administrative agency that would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein under the provisions of the HSR Act.

     Section 203 of the DGCL. The Company is incorporated under the laws of the State of Delaware. As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 would prevent an "interested stockholder" (generally defined as a person beneficially owning fifteen percent (15%) or more of a corporation's voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions with a Delaware corporation) for three (3) years following the date such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (2) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (3) following the transaction in which such person became an interested stockholder, the business combination is (x) approved by the board of directors of the corporation, and (y) authorized at a meeting of the stockholders by the affirmative vote of the holders of a least sixty-six and two-thirds percent
(66 2/3%) of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, the Company's Board of Directors unanimously has approved the Merger Agreement and, therefore, the restrictions of Section 203 are inapplicable to the Offer, the Merger and the other Transactions.

     Florida Control Share Acquisitions. The Company also is subject to Section
607.0902 of the Florida Business Corporation Act (the "Florida Control Share Acquisition Statute"). The Florida Control Share Acquisition Statute applies to publicly held corporations, such as the Company, that have a sufficient presence in Florida and provides that shares of such corporations that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A "control share acquisition" is defined, with certain exceptions, as the acquisition of the ownership of voting shares that would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) twenty percent (20%), but less than thirty-three and one-third percent
(33 1/3%); (ii) thirty-three and one-third percent (33 1/3%), but less than fifty percent (50%); or (iii) fifty percent (50%) or more of such votes. The Florida Control Share Acquisition Statute does not apply to an acquisition of shares if such acquisition has been approved by the board of directors of that corporation before the acquisition. In accordance with the provisions of the Florida Control Share Acquisition Statute, the Company's Board of Directors unanimously has approved the Merger Agreement and, therefore, the restrictions of the Florida Control Share Acquisition Statute are inapplicable to the Offer, the Merger and the other Transactions.

     Other State Takeover Laws. The Company and certain of its Subsidiaries conduct business in a number of other states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc.
v. McReynolds, a federal district court in Tennessee ruled that four (4) Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Except as otherwise discussed in this Offer to Purchase, neither the Offeror nor Harris has determined whether any other state takeover laws and regulations will by their terms apply to the Transactions, and, except as set forth above, neither the Offeror nor Harris presently has sought to comply with any state takeover statute or regulations. The Offeror and Harris reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Transactions, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one (1) or more state takeover laws is applicable to the Transactions and an appropriate court does not determine that such law(s) is inapplicable or invalid as applied to the Transactions, the Offeror and/or Harris might be required to file certain information with, or to receive approval from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Transactions. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15 of this Offer to Purchase.

17. FEES AND EXPENSES.

     Neither the Offeror nor Harris, nor any officer, director, stockholder, agent or other representative of the Offeror or Harris, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to or making recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Georgeson Shareholder Securities Corporation ("Georgeson Securities") is acting as Dealer Manager in connection with the Offer. Harris has agreed to pay Georgeson Securities reasonable compensation for such services. In addition, Harris has agreed to reimburse Georgeson Securities for its reasonable out-of-pocket expenses related to its engagement and has agreed to indemnify Georgeson Securities against certain liabilities in connection with the Offer.

     The Offeror has retained Georgeson Shareholder Communications Inc. as Information Agent and Mellon Investor Services, L.L.C. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary also will be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, e-mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee holders of Shares to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror, in its sole and absolute discretion, may take such action as it may deem necessary to enable it to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR HARRIS.

     The Offeror and Harris have filed with the Commission the Schedule TO, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          MANATEE MERGER CORP.

April 17, 2001

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS OF HARRIS AND THE OFFEROR

     Directors and Executive Officers of Harris. Set forth below are the name, current business address, current principal occupation or employment, and material occupations, positions, offices or employment during the past five (5) years of each executive officer and director of Harris. Unless otherwise indicated, each such person's business address is 1025 West NASA Boulevard, Melbourne, Florida 32919. All persons listed below are citizens of the United States of America.

DIRECTORS (INCLUDING EXECUTIVE OFFICERS WHO ARE DIRECTORS):

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
            NAME                       BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
            ----                       ----------------           ----------------------------------------------
Phillip W. Farmer                                                 Chairman of the Board and Chief Executive
                                                                  Officer of Harris since July 1995. President
                                                                  of Harris from April 1993 to July 1999 and
                                                                  reappointed President in June 2000. Chief
                                                                  Operating Officer of Harris, 1993 to 1995.
                                                                  Director of Vulcan Materials Company and he
                                                                  serves on the Board of Governors of both the
                                                                  Aerospace Industries Association and the
                                                                  Manufacturer's Alliance.

Alfred C. DeCrane, Jr.        Two Greenwich Plaza                 Chairman of the Board of Texaco Inc. from 1987
                              Suite 300                           to July 1996 and Chief Executive Officer from
                              Greenwich, CT 06836                 1993 to July 1996 when he retired from Texaco.
                                                                  Director of CIGNA Corporation, Corn Products
                                                                  International, Inc. and U.S. Global Leaders
                                                                  Growth Fund, Ltd. and is a member of the
                                                                  Morgan Stanley International Advisory Board.

Ralph D. DeNunzio             Harbor Point Associates, Inc.       President of Harbor Point Associates, Inc., a
                              375 Park Avenue                     private investment and consulting firm in New
                              Suite 2602                          York City, since 1987. Director of FedEx Cor-
                              New York, NY 10152                  poration and NIKE, Inc.

Joseph L. Dionne              198 North Wilton Road               President and Chief Executive Officer of The
                              New Canaan, CT 06840                McGraw-Hill Companies, Inc. from 1983 to April
                                                                  1998 and Chairman of the Board from 1988 to
                                                                  1999 when he retired from McGraw-Hill.
                                                                  Director of AXA Financial Inc., The Equitable
                                                                  Life Assurance Society of the United States,
                                                                  and Ryder System, Inc.

John T. Hartley                                                   President and Chief Operating Officer of Har-
                                                                  ris from 1982, Chief Executive Officer from
                                                                  1986 and Chairman of the Board from 1987, each
                                                                  until July 1, 1995, when he retired from
                                                                  Harris. Director of AXA Financial Inc. and The
                                                                  Equitable Life Assurance Society of the United
                                                                  States. He is also a director of the National
                                                                  Association of Manufacturers.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
            NAME                       BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
            ----                       ----------------           ----------------------------------------------
Karen Katen                   Pfizer, Inc.                        President of the global Pfizer Pharmaceuticals
                              235 E. 42nd Street                  Group, Executive Vice President, Pfizer Inc.
                              New York, NY 10017                  and a member of the Pfizer Leadership Team,
                                                                  which is the governing management body of
                                                                  Pfizer. Ms. Katen joined Pfizer in 1974.
                                                                  Director of General Motors and the
                                                                  International Council of J.P. Morgan Chase &
                                                                  Co.

Stephen P. Kaufman            Arrow Electronics, Inc.             Chairman of the Board of Arrow Electronics,
                              25 Hub Drive                        Inc. since 1994. President and Chief Operating
                              Melville, NY 10017                  Officer of Arrow from 1985; Chief Executive
                                                                  Officer from 1986, each until he retired in
                                                                  June 2000. Director of Polaroid Corporation.

Gregory T. Swienton           Ryder System, Inc.                  President and Chief Executive Officer of Ryder
                              3600 N.W. 82(nd) Avenue             System, Inc. Mr. Swienton joined Ryder in June
                              Miami, FL 33166                     1999 as Chief Operating Officer. Previously,
                                                                  Mr. Swienton held senior positions with
                                                                  Burlington Northern Santa Fe Corporation and
                                                                  the former Burlington Northern Railroad from
                                                                  1994 to 1999.

Alexander B. Trowbridge       Trowbridge Partners, Inc.           President of Trowbridge Partners, Inc., a man-
                              1317 F Street N.W.                  agement consulting firm. Director of ICOS
                              Suite 500                           Corporation, Sunoco, Inc. and E.M. Warburg
                              Washington, D.C. 20004              Pincus Counsellors Funds.

EXECUTIVE OFFICERS (WHO ARE NOT DIRECTORS):

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
            NAME                       BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
            ----                       ----------------           ----------------------------------------------
Bryan R. Roub                                                     Senior Vice President and Chief Financial
                                                                  Officer since October 1993.

Bruce M. Allan                4393 Digital Way                    President -- Broadcast Communications Divi-
                              Mason, OH 45040                     sion since July, 1999. Vice President-General
                                                                  Manager of the Broadcast Systems Division of
                                                                  the Communications Sector from July 1997 to
                                                                  July 1999. Formerly with Thomson, in various
                                                                  capacities of increasing responsibility;
                                                                  including Vice President -- Technology and
                                                                  Business Development from 1994 to 1997.

Richard L. Ballantyne                                             Vice President -- General Counsel and Corpo-
                                                                  rate Secretary since November 1989.

James L. Christie                                                 Vice President -- Controller since October
                                                                  1999 and Vice President -- Acting Controller
                                                                  from July 1999 to October 1999. Vice
                                                                  President -- Internal Audit, August 1992 to
                                                                  June 1999.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
            NAME                       BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
            ----                       ----------------           ----------------------------------------------
Allen E. Dukes                330 Twin Dolphin Drive              President -- Microwave Communications Division
                              Redwood Shores, CA 94065            since October 2000. Vice President -- General
                                                                  Manager of the Aerospace and Ground
                                                                  Communications Systems business of the
                                                                  Government Communications Systems Division
                                                                  from July 1999 to October 2000. Vice
                                                                  President -- General Manager of the Harris
                                                                  Information Systems Division from September
                                                                  1995 to June 1999.

Nick E. Heldreth                                                  Vice President -- Human Resources and Cor-
                                                                  porate Relations since July 1996. Vice
                                                                  President -- Human Resources since June 1986.

Robert K. Henry               2400 Palm Bay Road NE               President -- Government Communications Systems
                              Palm Bay, FL 32905                  Division since July 1999. Vice Presi-
                                                                  dent -- General Manager of the Communica-
                                                                  tions Systems Division of the Electronic
                                                                  Systems Sector from November 1997 to July
                                                                  1999. Vice President of engineering for
                                                                  Sanders, a Lockheed Martin Company, from May
                                                                  1997 to November 1997. Vice President
                                                                  -- General Manager, Information Systems for
                                                                  Sanders from June 1995 to April 1997.

Chester A. Massari            1680 University Avenue              President -- RF Communications Division since
                              Rochester, NY 14610                 July 1999. Vice President-General Manager of
                                                                  the RF Communications Division of the
                                                                  Communications Sector from January 1997 to
                                                                  July 1999. Vice President -- General Manager
                                                                  of the Broadcast Division from September 1995
                                                                  to January 1997.

Gary L. McArthur                                                  Vice President-Corporate Development since
                                                                  January 2001. Director -- Corporate Develop-
                                                                  ment from March 1997 to December 2000.
                                                                  Formerly, Chief Financial Officer of 3D/EYE
                                                                  Inc. from 1996 to 1997. Executive Director --
                                                                  Mexico, Nextel from 1995 to 1996.

Daniel R. Pearson                                                 President -- Network Support Division since
                                                                  January 2000. Vice President -- Strategic
                                                                  Management and Business for the Government
                                                                  Communications Systems Division from July 1999
                                                                  to January 2000. Vice President -- General
                                                                  Manager of the Government Aerospace Systems
                                                                  Division from January 1999 to June 1999. Mr.
                                                                  Pearson joined Harris in 1990 and has held
                                                                  positions in various capacities of increasing
                                                                  responsibility since that time.

David S. Wasserman                                                Vice President -- Treasurer since January
                                                                  1993.

     Directors and Executive Officers of the Offeror. Set forth below are the name, current business address, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is 1025 West NASA Boulevard, Melbourne, Florida 32919. All persons listed below are citizens of the United States of America.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
            NAME                       BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
            ----                       ----------------           ----------------------------------------------
Phillip W. Farmer                                                 Director, President of the Offeror. Chairman
                                                                  of the Board and Chief Executive Officer of
                                                                  Harris since July 1995. President of Harris
                                                                  from April 1993 to July 1999 and reappointed
                                                                  President in June 2000. Chief Operating
                                                                  Officer of Harris, 1993 to 1995.

Bryan R. Roub                                                     Director, Senior Vice President and Chief
                                                                  Financial Officer of the Offeror. Senior Vice
                                                                  President and Chief Financial Officer of
                                                                  Harris since October 1993.

Richard L. Ballantyne                                             Director, Vice President and Secretary of the
                                                                  Offeror. Vice President -- General Counsel and
                                                                  Corporate Secretary of Harris since November
                                                                  1989.

James L. Christie                                                 Vice President and Controller of the Offeror.
                                                                  Vice President -- Controller of Harris since
                                                                  October 1999 and Vice President -- Acting
                                                                  Controller of Harris from July 1999 to October
                                                                  1999. Vice President -- Internal Audit of
                                                                  Harris from August 1992 to June 1999.

Robert K. Henry               2400 Palm Bay Road NE               Vice President of the Offeror. President --
                              Palm Bay, FL 32905                  Government Communications Systems Division of
                                                                  Harris since July 1999. Vice Presi-
                                                                  dent -- General Manager of the Communica-
                                                                  tions Systems Division of the Electronic
                                                                  Systems Sector of Harris from November 1997 to
                                                                  July 1999. Vice President of engineering for
                                                                  Sanders, a Lockheed Martin Company, from May
                                                                  1997 to November 1997. Vice Presi-
                                                                  dent -- General Manager, Information Systems
                                                                  for Sanders from June 1995 to April 1997.

David S. Wasserman                                                Vice President and Treasurer of the Offeror.
                                                                  Vice President -- Treasurer of Harris since
                                                                  January 1993.

Charles J. Greene                                                 Assistant Treasurer of Offeror. Assistant
                                                                  Treasurer of Harris since 1996. Staff Vice
                                                                  President International Tax for Unisys
                                                                  Corporation prior to joining Harris.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
            NAME                       BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
            ----                       ----------------           ----------------------------------------------
Scott T. Mikuen                                                   Assistant Secretary of the Offeror. Corporate
                                                                  & Finance Counsel and Assistant Secretary of
                                                                  Harris since October 1996. Partner of the law
                                                                  firm of Meltzer, Lippe, Goldstein, Wolf &
                                                                  Schlissel from January 1996 to October 1996
                                                                  (associate with such law from January 1993 to
                                                                  January 1996).

Jeffrey P. Morrill                                                Assistant Treasurer of the Offeror. Assistant
                                                                  Treasurer of Harris since 1991.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of Shares, or his or her broker, dealer, commercial bank, trust company or other nominee, to the Depositary at one of the addresses listed below:

                        The Depositary for the Offer is:

                        MELLON INVESTOR SERVICES, L.L.C.

           By Mail:               By Facsimile Transmission:               By Hand:
     Post Office Box 3301        (Eligible Institutions Only)      120 Broadway, 13th Floor
  South Hackensack, NJ 07606            (201) 296-4293             New York, New York 10271
  (Attention: Reorganization         Confirm by Telephone:        (Attention: Reorganization
          Department)                                                     Department)
                                        (201) 296-4860              By Overnight Delivery:
                                                                     85 Challenger Road --
                                                                      Mail Drop -- Reorg
                                                                   Ridgefield Park, NJ 07660
                                                                  (Attention: Reorganization
                                                                          Department)

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             GEORGESON SHAREHOLDER
                              COMMUNICATIONS INC.

                          17 State Street, 10th Floor
                              New York, NY 10004
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                             GEORGESON SHAREHOLDER
                            SECURITIES CORPORATION
                          17 State Street, 10th Floor
                              New York, NY 10004
                                (212) 440-9800
                        Call Toll Free: (800) 223-2064